Exhibit 99.1

Media and Investors
Michael Doherty	Mark Barnhill
Covad Communications	Platinum Equity
408-952-7431	310-228-9514
mdoherty@covad.com	mbarnhill@platinumequity.com
Platinum Equity Completes Acquisition of
Covad Communications Group, Inc.
Los Angeles and San Jose, Calif. — April 15, 2008 — Platinum Equity announced today it has completed the acquisition of Covad Communications Group, Inc., a leading national provider of integrated voice and data communications.
The acquisition was a public-to-private transaction in which an affiliate of Platinum Equity acquired all outstanding shares of Covad stock for $1.02 per share in cash. The company previously traded on the American Stock Exchange under the ticker symbol DVW.
“Covad has been an innovator since the day it became the first enterprise to commercially deploy DSL in the United States,” said Johnny O. Lopez, partner for Platinum Equity. “We have high expectations for the company’s continued growth and market leadership.”
The companies announced the planned acquisition in October 2007 and have spent the last several months obtaining the required regulatory and stockholder approvals.
Covad owns and operates the largest national broadband network and is the only national facilities-based provider of data, voice, and wireless telecommunications solutions for small and medium-sized businesses. Covad is also a key supplier of high-bandwidth access for telecommunications services providers like EarthLink, AT&T, and Verizon Business. Covad services are currently available in 44 states and 235 major markets and can be purchased by more than 57 million homes and businesses.
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About Covad
Covad is a leading nationwide provider of integrated voice and data communications. The company offers DSL, Voice Over IP, T1, broadband wireless, Web hosting, managed security, IP and dial-up, and bundled voice and data services directly through Covad’s network and through Internet Service Providers, value-added resellers, telecommunications carriers and affinity groups to small and medium-sized businesses and home users. Covad broadband services are currently available across the nation in 44 states and 235 Metropolitan Statistical Areas (MSAs) and can be purchased by more than 57 million homes and businesses, which represent over 50 percent of all US homes and businesses. Corporate headquarters is located at 110 Rio Robles San Jose, CA 95134. Telephone: 1-888-GO-COVAD. Web Site: www.covad.com.
About Platinum Equity
Platinum Equity (www.platinumequity.com) is a global M&A&O® firm specialized in the merger, acquisition and operation of companies that provide services and solutions to customers in a broad range of business markets, including information technology, software, telecommunications, logistics, manufacturing, metals services and distribution. Since its founding in 1995 by entrepreneur Tom Gores, Platinum Equity has completed more than 75 acquisitions with more than $23 billion in aggregate annual revenue at time of acquisition.
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